Exhibit 99.1
Michael J. McAdams
Treasurer & Manager, Investor Relations
(937) 225-3335
ROBBINS & MYERS REPORTS
SECOND QUARTER FISCAL 2006 RESULTS
DAYTON, OHIO, March 29, 2006 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the second quarter of fiscal 2006, ended February 28, 2006. For the second quarter of fiscal 2006, the Company reported net income per share of $0.08, including restructuring expenses of $0.13 per share, or income of $0.21 per share on a pre-restructuring basis.
Fiscal 2006 second quarter sales of $150.0 million were $4.4 million higher than in the second quarter of fiscal 2005. Earnings before interest and taxes (“EBIT”) were $7.5 million in the second quarter of fiscal 2006 and were $5.9 million in the same period of fiscal 2005. The fiscal 2006 second quarter net income was $1.2 million versus $0.1 million in the comparable prior year period. The year over year profit increase is attributable to higher sales volumes in the Fluid Management segment and the sale of land and buildings in the Process Solutions segment, offset to some extent by a reduction in sales in the Process Solutions segment and higher restructuring charges at Romaco. The diluted income per share was $0.08 in the second quarter of fiscal 2005 and was $0.00 in the comparable prior year period.
For the six months ended February 28, 2006, sales increased to $289.0 million, an increase of $10.9 million over the same period in fiscal 2005. EBIT for the first half of fiscal 2006 was adversely affected by a $30.0 million non-cash goodwill impairment charge taken in the first quarter of fiscal 2006. This resulted in EBIT for the first six months of fiscal 2006 being a negative $17.7 million and $23.5 million lower than in the first six months of fiscal 2005. For the first half of 2006, the Company reported a loss per share of $1.94, which included restructuring and impairment costs of $2.21 per share, or income per share of $0.27 on a pre-restructuring basis.
The Fluid Management segment second quarter 2006 sales of $57.8 million and EBIT of $12.7 million increased by 22.1% and 34.5%, respectively, compared with the second quarter of the prior year. For the six months, sales increased by 19.5% and EBIT increased 31.0%. The outlook for the Fluid Management segment remains positive due to strong demand from oil and gas exploration and recovery markets, the price of oil, drilling rig count, improved chemical processing and general industrial market activity. Orders continue to be strong and are 18% higher for the six months of fiscal 2006 over the comparable period of the prior year.
Second quarter fiscal 2006 sales of $53.9 million for the Process Solutions segment were 5.6% lower than the $57.1 million in the prior year. EBIT in the second quarter 2006 was 4.0% higher than in the prior year due primarily to a $1.8 million gain on the sale of property at a joint venture in China and lower restructuring costs. These were partially offset by lower sales volume, underabsorption of fixed production costs and lease remediation costs at certain facilities. For the six months, 2006 sales were $107.0 million, down $6.9 million or 6.1% from the same period last year. Approximately $5.0 million of the sales decline relates to the sale of the lined pipe and fittings product line sold in August 2005. The remaining decline results from lower glass lined reactor sales, principally in the U.S. and Europe. The Process Solutions segment had EBIT of $3.3 million for the six months of fiscal 2006 compared with $1.2 million in the comparable prior year period. Order rates improved in the second quarter 2006 over the prior year but were lower in the first half compared with the prior year.
The Romaco segment sales of $38.3 million for the second quarter 2006 declined 7.0% from the prior year. Excluding the impact of exchange rates, the second quarter sales of fiscal 2006 were comparable with the second quarter of fiscal 2005. EBIT was a negative $2.4 million in the second quarter 2006 compared with negative $1.5 million in the second quarter 2005. Included in the second quarter 2006 EBIT are restructuring charges of $1.4 million compared with restructuring charges of $0.5 million in the 2005 comparable period. For the six months of fiscal 2006 the Romaco segment had sales $71.7 million compared with $71.9 million in the same period in 2005. Excluding the impact of exchange rates, the first half of 2006 sales were $4.0 million higher than in 2005. Overall market conditions in Europe and the U.S. remain difficult. Consolidations within the pharmaceutical industry and weak economic conditions in Europe have caused excess production capacity in the pharmaceutical industry. The purchase of capital equipment by pharmaceutical companies has declined and new projects continue to be delayed. On a constant dollar basis, order rates are consistent with the prior year for both the quarter and year to date periods.
Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “Our Fluid Management segment continues to deliver solid increases in sales and earnings. We anticipate this trend will continue throughout fiscal 2006 driven by worldwide demand for energy. We are also encouraged with the progress being made in our Process Solutions segment on restructuring the business to reduce complexity, share common resources, and leverage our strength in target markets.
Our performance in the quarter was better than our earlier guidance; however, we continue to face a difficult trading environment in the Romaco segment. As we look to the balance of the year, we expect to see continued strength in Fluid Management, improvement in Process Solutions and a weak market in the Romaco business. We announced earlier that an agreement has been reached to sell Romaco’s Print and Security business units. This sale is scheduled to close March 31. We have taken steps to assure a smooth transition and are focused on taking the necessary steps to realize the profit potential inherent in our remaining Romaco units. Based on this outlook, our earnings guidance for fiscal 2006 is $0.80 to $0.90 per share on a pre-restructuring basis. Earnings for the third quarter of fiscal 2006 should be in the range of $0.22 to $0.27 per share on a pre-restructuring basis.”

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended			Six Months Ended
	February 28,		February 28,	February 28,		February 28,
(in thousands, except per share data)	2006		2005	2006		2006

Net income (loss)	$1,202	*	$51	$(28,532)	*	$(820)

Plus special items, net of tax:
Inventory write-offs included in cost of sales	233		0	233		192
Process Solutions segment restructuring charges	257		1,106	474		1,611
Romaco segment restructuring charges	1,353		443	1,799		1,038
Goodwill impairment charge	0		0	30,000		0

Net Income before special items	$3,045		$1,600	$3,974		$2,021

Diluted net income (loss) per share	$0.08	*	$0.00	$(1.94)	*	$(0.06)

Plus special items:
Inventory write-offs included in cost of sales	0.02		0.00	0.02		0.02
Process Solutions segment restructuring charges	0.02		0.08	0.03		0.11
Romaco segment restructuring charges	0.09		0.03	0.12		0.07
Goodwill impairment charge	0.00		0.00	2.04		0.00

Diluted earnings per share before special items	$0.21		$0.11	$0.27		$0.14

*	Includes $714,000 (0.05 per diluted share) for gain on the sale of property in China, which was included in our previously issued pre-restructuring earnings guidance.
Conference Call & Web Cast
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EST on Thursday, March 30, 2006, to review the second quarter 2006 results. Interested persons should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website and a telephonic replay will be available for one week beginning at 1:00 p.m. EST March 30, by dialing 888-286-8010 in the U.S. and entering ID # 38719967.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, industrial and pharmaceutical markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions segments, including the receipt of cash proceeds from the sale of excess facilities and Romaco units, results of business unit appraisals, and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	February 28, 2006	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$14,360	$23,043
Accounts receivable	124,653	128,676
Inventories	104,846	102,652
Other current assets	6,556	7,121
Deferred taxes	10,844	10,216

Total Current Assets	261,259	271,708

Goodwill & Other Intangible Assets	290,028	324,208
Other Assets	14,027	13,807
Property, Plant & Equipment	128,786	130,612

	$694,100	$740,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,892	$67,183
Accrued expenses	94,891	97,090
Current portion of long-term debt	17,842	8,616

Total Current Liabilities	166,625	172,889

Long-Term Debt — Less Current Portion	160,564	166,792
Deferred Taxes	4,168	3,721
Other Long-Term Liabilities	94,302	96,088
Shareholders’ Equity	268,441	300,845

	$694,100	$740,335

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands, except per share data)	2006	2005	2006	2005
Sales	$149,997	$145,630	$288,956	$278,085
Cost of sales	100,168	98,965	192,385	188,413

Gross profit	49,829	46,665	96,571	89,672
SG&A expenses	41,195	38,619	81,939	76,889
Amortization expense	702	609	1,141	1,204
Goodwill impairment charge	0	0	30,000	0
Other	422	1,574	1,240	5,799

Income before interest and income taxes	7,510	5,863	(17,749)	5,780
Interest expense	3,676	3,689	7,199	7,228

Income before income taxes and minority interest	3,834	2,174	(24,948)	(1,448)
Income tax expense	1,832	1,809	2,519	(1,205)
Minority interest	800	314	1,065	577

Net income (loss)	$1,202	$51	$(28,532)	$(820)

Net income (loss) per share:
Basic	$0.08	$0.00	$(1.94)	$(0.06)
Diluted	$0.08	$0.00	$(1.94)	$(0.06)

Weighted Average Common Shares Outstanding:
Basic	14,744	14,589	14,722	14,560
Diluted	16,537	16,432	16,517	16,383

Orders	$166,870	$150,805	$313,236	$306,909

Backlog	$139,950	$142,878	$139,950	$142,878

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended				Six Months Ended
	February 28,		February 28,		February 28,		February 28,
(in thousands)	2006		2005		2006		2005
Sales
Fluid Management	$57,803		$47,342		$110,259		$92,273
Process Solutions	53,904		57,123		107,034		113,946
Romaco	38,290		41,165		71,663		71,866

Total	$149,997		$145,630		$288,956		$278,085

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$12,660		$9,415		$24,185		$18,458
Process Solutions	1,398	(1)	1,344	(1)	3,307	(1)	1,236	(1)
Romaco	(2,419	)(2)	(1,480	)(2)	(36,069	)(2)	(6,952	)(2)
Corporate and Eliminations	(4,129)		(3,416)		(9,172)		(6,962)

Total	$7,510		$5,863		($17,749)		$5,780

Depreciation and Amortization
Fluid Management	$1,628		$1,764		$3,554		$3,601
Process Solutions	1,635		1,807		3,356		3,746
Romaco	775		946		1,497		1,877
Corporate and Eliminations	534		394		783		792

Total	$4,572		$4,911		$9,190		$10,016

Orders
Fluid Management	$63,836		$48,181		$113,748		$96,400
Process Solutions	60,994		57,291		120,010		123,472
Romaco	42,040		45,333		79,478		87,037

Total	$166,870		$150,805		$313,236		$306,909

Backlog
Fluid Management	$25,102		$18,852		$25,102		$18,852
Process Solutions	70,082		70,836		70,082		70,836
Romaco	44,766		53,190		44,766		53,190

Total	$139,950		$142,878		$139,950		$142,878

(1) Includes costs of $777,000 and $1,124,000 in the quarters ending February 28, 2006 and 2005, respectively, related to restructuring of our Process Solutions businesses and closure of an Edlon facility. The costs of these items included in the six month periods ended February 28, 2006 and 2005 were $1,122,000 and $3,802,000, respectively. The three and six month periods ended February 28, 2006 also include a gain of $1,800,000 related to the sale of land and buildings in China, and $385,000 of costs expected to be incurred at the conclusion of a facility lease.
(2) Includes costs of $1,430,000 and $450,000 in the quarters ending February 28, 2006 and 2005, respectively, related to restructuring of our Romaco business. The costs of the Romaco restructuring included in the six month periods ended February 28, 2006 and 2005 were $1,903,000 and $2,735,000, respectively. The six month period ended February 28, 2006 also includes a $30,000,000 goodwill impairment charge.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.